                                                                    Exhibit 99.1

                          [SCHERING-PLOUGH LETTERHEAD]

                                                                    News Release


FOR RELEASE: IMMEDIATELY                    Media Contact:     Steve Galpin, Jr.
                                                               (908) 298-7415

                                            Investor Contacts: Alex Kelly
                                                               Janet M. Barth
                                                               (908) 298-7436


        SCHERING-PLOUGH REPORTS FINANCIAL RESULTS FOR 2004 THIRD QUARTER

KENILWORTH, N.J., Oct. 21, 2004 - Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2004 third quarter.

         "We are on track with our Action Agenda and working through what we knew would be a difficult year in 2004," said Fred Hassan, Schering-Plough chairman and CEO. "While significant challenges remain, the recent quarter brought several important achievements, which we believe should set the stage for our anticipated turnaround beginning in 2005.

         "Foremost among these was the on-time U.S. approval and rapid launch of the cholesterol-lowering product VYTORIN," said Hassan, "offering patients a powerful new treatment option for high cholesterol. We are also pleased with the continued competitive strength of ZETIA for high cholesterol and stabilizing prescription market share trends for certain other key products. In addition, our strategic agreement with Bayer will give us a strong partner to launch ZETIA when approved in Japan and expand our product portfolio and selling capabilities in the U.S. market."

         He said the company also made further progress in fulfilling its consent decree obligations and in resolving legal issues from the past, reaching a resolution of the investigation by the Philadelphia U.S. Attorney's Office and the U.S. Department of Justice. "Finally," he added, "we strengthened our balance sheet with the issuance of convertible preferred stock, giving us greater financial flexibility."

         VYTORIN (ezetimibe/simvastatin) is a new cholesterol-lowering therapy developed and marketed in partnership with Merck & Co., Inc. Approved for U.S. marketing on July 23, VYTORIN is a once-daily tablet containing ZETIA (ezetimibe), a cholesterol-absorption inhibitor discovered by Schering-Plough, and Merck's Zocor (simvastatin) statin product. VYTORIN is the first single tablet to provide powerful LDL cholesterol reduction through dual inhibition of the two sources of cholesterol by inhibiting the production of cholesterol in the liver and blocking the absorption of cholesterol in the


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                                      - 2 -

intestine, including cholesterol from food. VYTORIN has been shown to lower LDL cholesterol by 52 percent at the recommended starting dose (10/20 mg) and 60 percent at the maximum dose (10/80 mg). In head-to-head trials, VYTORIN provided superior reductions in LDL cholesterol versus current market leaders atorvastatin (Pfizer's Lipitor(R)) and simvastatin (Zocor) across the dosing range. With new health recommendations calling for even lower LDL cholesterol goals, VYTORIN is well positioned to compete in the cholesterol-lowering market and get more patients to their goals at their initial starting dosages.

         "Since the recent U.S. launch of VYTORIN, we are also getting a good early response in our efforts to gain acceptance of VYTORIN on managed care formularies," added Hassan. "We are gratified that - after only two months into the product's launch - managed care appears to be truly recognizing the value proposition of VYTORIN. We estimate that VYTORIN has been granted Tier 2 status or better on formularies for more than 50 percent of all U.S. covered lives, giving more than 100 million people good access to this important medical advance."

         Hassan said Schering-Plough is also working to upgrade the company's global infrastructure while relentlessly pursuing greater efficiencies and cost reductions.

         "There is still much work ahead for Schering-Plough," said Hassan. "But we are making steady progress in the Stabilization and Repair phases of our Action Agenda and continue to look forward to the anticipated turnaround beginning in 2005. We remain committed to a strategy that holds business integrity, quality and compliance at its core."

THIRD QUARTER 2004 RESULTS

Schering-Plough reported net income available for common shareholders of $14 million in the 2004 third quarter or 1 cent in diluted earnings per common share compared with a loss in the 2003 period of $265 million or 18 cents per share. Net income available for common shareholders and earnings per share in the 2004 third quarter reflected the accrual of $12 million for a dividend to be paid on Dec. 15, 2004, to holders of the recently issued Mandatory Convertible Preferred Stock. The loss in the 2003 period reflected the addition of $350 million to the company's litigation reserves. Special charges in the 2004 third quarter totaled $26 million or 1 cent per diluted share (as measured using the company's effective tax rate). The special charges related primarily to employee-termination costs stemming from reductions in the company's global workforce.

         Other factors affecting results for the 2004 third quarter included: the impact on sales of REBETOL for hepatitis C from generic and branded competition; the absence of LOSEC revenues; investments to expand pharmaceutical field forces; and higher manufacturing and related costs in connection with Food and Drug Administration (FDA) consent decree, compliance and quality-systems obligations.


         Third quarter 2004 net sales of $2.0 billion were 1 percent lower than the 2003 period and included a favorable foreign exchange impact of 3 percent. Third quarter sales of Prescription Pharmaceuticals totaled $1.6 billion, down 2 percent, with a favorable foreign exchange impact of 3 percent. The company noted that net sales do not include sales of the cholesterol joint venture with Merck, which are recorded using the equity method, as described below. Consumer Health Care sales declined 1 percent to $239 million and Animal Health sales grew 8 percent to $183 million, including a favorable foreign exchange impact of 4 percent. Consolidated U.S. net sales were $800 million, down 4 percent, and net sales outside the United States were $1.2 billion, up 1 percent, including a 5 percent favorable impact from foreign exchange. Outside the United States, sales for the third quarter of 2004 reflected unfavorable comparisons due to the absence of LOSEC revenues in Europe. LOSEC revenues in the 2003 third quarter were $52 million. This is the final quarter of unfavorable LOSEC comparisons as the company's agreement with AstraZeneca ended in the 2003 third quarter.

         Global cholesterol franchise sales, which include VYTORIN and ZETIA, totaled $344 million in the 2004 third quarter compared with sales of $137 million in the comparable 2003 period. VYTORIN (also marketed as INEGY) has now been approved in 11 countries (including the United States) and ZETIA in 71 countries. In the United States, more than 12 million prescriptions have been written for ZETIA since its U.S. launch in November 2002, according to IMS Health. The company utilizes the equity method of accounting for its cholesterol joint venture with Merck. Under the equity method, the company records its share of the operating profits less its share of the research and development costs in "Equity income from cholesterol joint venture." "Equity income from cholesterol joint venture" for Schering-Plough totaled $95 million in the 2004 third quarter. The company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in "Equity income from cholesterol joint venture" and are borne by the overall cost structure of Schering-Plough.

         Among prescription products recording higher sales in the 2004 third quarter was REMICADE, a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (excluding Japan and certain Far East markets) for rheumatoid arthritis, Crohn's disease and ankylosing spondylitis. REMICADE sales in the 2004 third quarter rose 33 percent to $188 million, benefiting from greater medical use and expanded indications. Oncology products posting higher sales in the quarter included TEMODAR, a treatment for certain types of brain tumors, up 35 percent to $121 million; and CAELYX, for the treatment of ovarian cancer, metastatic breast cancer and Kaposi's sarcoma, up 32 percent to $39 million.

         Sales of the company's hepatitis C products in the 2004 third quarter declined versus the year-ago period due to ongoing competition in a contracting market and increased U.S. generic competition for REBETOL. Third quarter global sales of PEG-INTRON were down 23 percent to $132 million; sales of REBETOL were down 58 percent to $52 million. The company's new PEG-INTRON REDIPEN precision-dosing pen for hepatitis C patients has gained broad acceptance by physicians and patients since its February launch in the U.S. market, with the result that the majority of U.S. PEG-INTRON prescriptions are now being written for the REDIPEN.

         In the company's allergy franchise, global CLARINEX sales in the third quarter of 2004 were $175 million, up 3 percent. Sales of CLARINEX outside the United States climbed 39 percent to $57 million in the third quarter due to market share gains and continued conversion from prescription CLARITIN. U.S. CLARINEX sales declined 8 percent to $118 million due to the continued contraction in the prescription antihistamine market, stemming from the late-2002 introduction of over-the-counter (OTC) CLARITIN and other branded and non-branded nonsedating antihistamines, coupled with a decline in market share. Global NASONEX sales rose 34 percent to $153 million, with U.S. sales climbing 40 percent to $104 million primarily due to favorable comparisons of trade inventories. In international markets, NASONEX sales were up 23 percent to $48 million due to market share gains and market growth.

         In Consumer Health Care, sales of OTC CLARITIN were roughly flat at $110 million reflecting increased private label competition. Sun care sales declined due to lower sales of sunless tanning products. Sales of foot care products rose 9 percent to $86 million, benefiting from higher sales of DR. SCHOLL'S FREEZE AWAY wart remover product.

         The company's gross margin was 64.1 percent for the 2004 third quarter versus 67.4 percent in the 2003 period. The change in the gross margin was primarily due to: lower production volumes coupled with increased spending related to the FDA consent decree and efforts to upgrade the company's global infrastructure, and the absence of European LOSEC revenues. Schering-Plough said its ongoing focus on operational excellence in all key functions, including compliance and quality, continues to increase the overall cost structure of the company.

         Selling, general and administrative expenses rose 2 percent to $892 million in the third quarter of 2004, primarily reflecting the field force expansion and the impact of foreign exchange, offset by lower promotional spending.

         Research and development spending for the third quarter totaled $378 million, down 1 percent, primarily due to the timing of spending on research programs.

         The "Other, net" line reflects higher net interest expense from increased borrowings stemming from the long-term debt issued in the 2003 fourth quarter, offset by higher interest income related to higher cash balances resulting from the August issuance of $1.4 billion in Mandatory Convertible Preferred Stock.

         As of Sept. 30, 2004, the estimated annual effective tax rate was approximately 20 percent.

         As previously stated, the company reiterated that 2004 earnings are expected to be below those of 2003 when special charges are excluded.

RECENT DEVELOPMENTS

The company also offered the following summary of recent significant developments, including:

o        Launched the dual-inhibition cholesterol medicine VYTORIN in the U.S.
         market following its U.S. approval on July 23.

o        Entered into a strategic agreement with Bayer (announced Sept. 13;
         effective Oct. 1), giving Schering-Plough exclusive rights in the United States and Puerto Rico to market, sell and distribute Bayer's AVELOX (moxifloxacin HCl) and CIPRO (ciprofloxacin HCl) antibiotics and to undertake Bayer's U.S. commercialization activities for the erectile dysfunction medicine LEVITRA (vardenafil HCl) under Bayer's co-promotion agreement with GlaxoSmithKline PLC. In the Japanese market, Bayer will co-market Schering-Plough's cholesterol absorption inhibitor ZETIA when approved.

o Issued 28.75 million Mandatory Convertible Preferred Shares with a 6 percent dividend, yielding proceeds of $1.4 billion, on Aug. 10 through an underwritten registered public offering. The securities will convert mandatorily into shares of Schering-Plough common stock on Sept. 14, 2007, unless otherwise converted.

o Reached an agreement (announced July 30) with the U.S. Attorney's Office for the Eastern District of Pennsylvania and the U.S. Department of Justice to settle a previously disclosed investigation that began in 1999 of the company's managed care marketing programs.

o Completed the European Mutual Recognition Process (MRP) for INEGY (marketed as VYTORIN in the United States) on Oct. 1.

o Gained European Commission approval (announced Oct. 14) of REMICADE in the European Union, in combination with methotrexate, for the treatment of active and progressive psoriatic arthritis in patients who have responded inadequately to disease modifying anti-rheumatic drugs.

o Gained additional U.S. marketing approvals for products in the respiratory franchise, including for a new scent-free formulation of NASONEX (announced Aug. 26) for seasonal and perennial allergic rhinitis, and for CLARINEX Syrup (announced Sept. 1) for seasonal allergic rhinitis in children 2 years and older and perennial allergic rhinitis and chronic idiopathic urticaria, or hives of unknown cause, in children as young as 6 months.

o Exercised its option with ViroPharma Incorporated (announced Aug. 23) to license pleconaril, under development for the treatment of the common cold in the United States and Canada.

THIRD QUARTER 2004 CONFERENCE CALL AND WEBCAST

Schering-Plough will conduct a conference call today at 8 a.m. (ET) to review the third quarter results. To listen live to the call, dial 1-706-634-5003. A replay of the call will be available starting at approximately 11 a.m. on Oct. 21 through 5 p.m. on Oct. 25. To listen to the replay, dial 1-706-645-9291 and enter the conference ID # 9501266.

         A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the "Presentations/Webcasts" link. A replay of the webcast will be available starting at approximately 11 a.m. on Oct. 21 through 5 p.m. on Oct. 28.

         DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company's business prospects, earnings outlook, anticipated turnaround and resulting growth prospects, and savings goals relating to productivity and efficiency initiatives. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties, including the market viability of the company's marketed and pipeline products, including the current and pipeline products in the company's joint venture with Merck; possible changes in business strategies and the ability to successfully implement those business strategies; general market and economic factors; competitive product development; market acceptance of new products; product availability; current and future branded, generic or OTC competition; federal and state regulations and legislation; the research and regulatory processes for new products and indications; existing and new manufacturing issues that may arise; trade buying patterns; patent positions; litigation and investigations; and instability or destruction in a geographic area important to the company due to reasons such as war. For further details and a discussion of these and other risks and uncertainties that may impact forward-looking statements, see the company's past and future Securities and Exchange Commission filings, including the company's 8-K being filed today. The company does not assume any obligation to update any forward-looking statements.

         Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough's vision is to earn the trust of the physicians, patients and customers served by its more than 30,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.

SCHERING-PLOUGH CORPORATION

Report for the period ended September 30 (unaudited):
(Amounts in millions, except per share figures)

                                                            Third Quarter                           Nine Months
                                                   -----------------------------         --------------------------------

                                                   2004         2003          %          2004          2003           %
                                                   ----         ----          -          ----          ----           -

Net Sales ................................       $1,978        $1,998         (1)       $6,088        $6,386          (5)

Cost of Sales ............................          711           652          9         2,241         2,094           7

Selling, General
     and Administrative ..................          892           873          2         2,785         2,653           5

Research and Development a/ ..............          378           382         (1)        1,201         1,074          12

Other, Net ...............................           34            41        (16)          112            49         N/M

Special Charges b/ .......................           26           350        (93)          138           370         (63)

Equity (Income) from
     Cholesterol Joint Venture ...........          (95)          (24)       N/M          (249)          (21)        N/M
                                                 ------        ------                   ------        -----

Income/(Loss) Before Income Taxes ........           32          (276)       N/M          (140)          167         N/M

Income Tax (Expense)/Benefit .............           (6)           11        N/M            28           (77)        N/M
                                                 ------        ------                   ------        -----
Net Income/(Loss) ........................       $   26        $ (265)       N/M        $ (112)       $   90         N/M
                                                 ======        ======                   ======        ======

Dividends on Preferred Shares ............           12             0        N/M            12             0         N/M
                                                 ------        ------                   ------        -----
Net Income/(Loss) Available for
    Common Shareholders ..................       $   14        $ (265)       N/M        $ (124)       $   90         N/M
                                                 ======        ======                   ======        ======

Diluted Earnings/(Loss) per
   Common Share ..........................       $ 0.01        $(0.18)       N/M        $(0.08)       $ 0.06         N/M
                                                 ======        ======                   ======        ======

Effective Tax Rate .......................         20.0%           c/                     20.0%         c/

Average Common Shares

   Outstanding - Diluted .................        1,475         1,469                    1,472         1,470

Actual Number of Common Shares

   Outstanding at September 30 ...........        1,472         1,469                    1,472         1,469

----------

N/M - Not a meaningful percentage

a/ Research and development in the first nine months of 2004 includes an $80 million upfront payment in conjunction with the licensing from Toyama Chemical Company Ltd. of garenoxacin, a quinolone antibiotic in development.

b/ Special Charges for the third quarter ended September 30, 2004 consisted primarily of employee termination costs. Special charges for the nine months ended September 30, 2004 included $111 million of employee termination costs and $27 million of asset impairment charges primarily related to the company's anticipated exit from a small European research-and-development facility. Special Charges for 2003 included $20 million of asset impairment charges related to manufacturing facility assets and a $350 million non-tax deductible provision to increase litigation reserves.

c/ In the 2003 third quarter, the Company reduced its estimate of the 2003 annual effective tax rate to 15% from 20% on income, excluding the $350 million non-tax deductible provision to increase litigation reserves.

The Company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in the "Equity income from cholesterol joint venture" and are borne by the overall cost structure of Schering-Plough.

SCHERING-PLOUGH CORPORATION

Report for the period ended September 30 (unaudited):

Net Sales by Major Product:

(Dollars in Millions)                                       Third Quarter                           Nine Months
                                                   -----------------------------         --------------------------------

                                                   2004         2003          %          2004          2003           %
                                                   ----         ----          -          ----          ----           -

PRESCRIPTION
PHARMACEUTICALS ..........................       $1,556        $1,585         (2)       $4,681        $5,101          (8)

             Remicade ....................          188           142         33           535           382          40

             Clarinex / Aerius ...........          175           169          3           530           561          (6)

             Nasonex .....................          153           114         34           449           368          22

             PEG-Intron ..................          132           172        (23)          425           641         (34)

             Temodar .....................          121            90         35           309           237          31

             Integrilin ..................           94            79         18           245           260          (6)

             Intron A ....................           81           103        (21)          239           302         (21)

             Claritin Rx * ...............           67            68         (1)          240           247          (3)

             Rebetol .....................           52           125        (58)          239           540         (56)

             Subutex .....................           45            37         22           136           103          32

             Elocon ......................           42            41          2           127           121           5

             Caelyx ......................           39            30         32           109            78          39


CONSUMER HEALTH CARE .....................          239           243         (1)          868           802           8

OTC ......................................          150           149          1           456           441           3

             OTC Claritin ................          110           111         (1)          344           336           2

FOOT CARE ................................           86            80          9           252           224          12

SUN CARE .................................            3            14        (79)          160           137          17

ANIMAL HEALTH ............................          183           170          8           539           483          12

CONSOLIDATED NET SALES ...................       $1,978        $1,998         (1)       $6,088        $6,386          (5)
                                                 ======        ======                   ======        ======


N/M - not a meaningful percentage

* Includes international sales of Claritin Rx only. Canadian sales of Claritin are now reported in the OTC Claritin line within Consumer Health Care. The prior period has been reclassified accordingly.

Global cholesterol franchise sales, which include Zetia and Vytorin, totaled $344 million in the 2004 third quarter and $780 million for the nine month period.

NOTE: Certain prior period amounts have been reclassified to conform to the current year presentation.

      Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http://ir.schering-plough.com.



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